Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SALES FOR SEPTEMBER 2007

Philadelphia, PA, October 11, 2007 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of September 2007 decreased 6.2% to $46.4 million from $49.5 million reported for the month of September 2006. The decrease in sales versus last year resulted primarily from a decrease in comparable store sales. Comparable store sales for September 2007 decreased 7.0% (based on 1,377 locations) versus a comparable store sales increase of 10.6% (based on 1,460 locations) for September 2006. Sales for September 2007 were adversely affected by extremely unseasonably warm weather, which significantly hurt sales of Fall apparel, especially compared to last September’s very strong sales of Fall product which benefited from unseasonably cool weather. The Company’s comparable store sales for September 2006 increased 10.6%, with such sales results having been favorably impacted by approximately 4 percentage points due to having five Saturdays in September 2006 compared to four Saturdays in September 2005. During September 2007, the Company opened one store and closed four stores. As of the end of September 2007, the Company operates 781 stores, 795 leased department locations and 1,576 total retail locations, compared to 810 stores, 731 leased department locations and 1,541 total retail locations operated at the end of September 2006.

Net sales decreased 4.9% to $135.8 million for the fourth quarter of fiscal 2007 ended September 30, 2007, from $142.8 million for the same period of the preceding year. Comparable store sales decreased 6.8% during the fourth quarter of fiscal 2007 (based on 1,365 locations) versus a comparable store sales increase of 6.5% during the fourth quarter of fiscal 2006 (based on 1,451 locations). For the quarter ended September 30, 2007, the Company opened two stores and closed eight stores, including one related to a prior period multi-brand store opening.

Net sales decreased 3.5% to $581.4 million for the fiscal year ended September 30, 2007, from $602.7 million for the same period of the preceding year. Comparable store sales decreased 4.8% during fiscal 2007 (based on 1,330 locations) versus a comparable store sales increase of 4.3% during fiscal 2006 (based on 932 locations). For the year ended September 30, 2007, the Company opened 17 stores, including 8 multi-brand stores, and closed 46 stores, with 17 of these store closings related to multi-brand store openings. During the year ended September 30, 2007, the Company opened 121 leased department locations and closed 57 leased department locations.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, noted, “Our sales for the month of September were weaker than planned, with sales of Fall merchandise significantly hurt by very unseasonably warm weather throughout the month, especially compared to last September’s very strong sales of Fall product which benefited from unseasonably cool weather. It has been reported that September 2007 was the 8th warmest September in the United States in the past 113 years, with September 2006 being the 15th coldest September on record. Our sales for the month of September also continued to reflect a difficult overall economic and retail environment, as well as negative impact from the current popularity of certain styles in the non-maternity women’s apparel market, such as trapeze and baby-doll dresses and tops, which can more readily fit a pregnant woman early in her pregnancy than typical non-maternity fashions. As a result of our continued weaker than expected sales trend, our sales for the fourth quarter of $135.8 million were lower than our guidance range of $138.5 million to $143.5 million provided in our July 24, 2007 press release, with our comparable store sales decrease of 6.8% for the quarter falling short of our guidance range for a fourth quarter comparable store sales decrease of between 2.0% and 6.0%. The weak sales trend we have seen in recent months has also resulted in us taking some increased markdowns to help manage our inventory level, which has resulted in lower than planned gross margins. Our gross margins were also hurt due to spreading fixed product overhead costs over a smaller  than planned sales volume, as well as a higher than normal portion of our sales for the month and quarter consisting of discounted Spring/Summer merchandise and a less than normal portion consisting of higher margin, regular-priced Fall merchandise. Also, although we continue to tightly manage our expenses, we did incur legal expenses during the quarter which were approximately $3.0 million higher than planned, due to non-recurring legal expenses primarily related to certain intellectual property disputes.

“With our lower than planned sales and gross margin for the quarter, as well as our increased legal expenses, we project that our fourth quarter diluted earnings per share will be between a loss of $(0.89) and $(0.93) per share, below our guidance for diluted earnings per common share of between a loss of $(0.27) per share and $0.00 per share. It is very important to note that with our aggressive actions to manage our inventory level, including increasing our markdown levels to spur late season sales of Spring/Summer merchandise, our overall inventory level is modestly higher than last year, and we believe we can continue to manage our inventory levels without resorting to excessive markdown levels.

“In our September 28, 2007 press release, we announced that we were unable to reach terms on a renewal of our leased department relationship with Sears®, and thus we anticipate that our relationship with Sears will terminate on June 20, 2008, the expiration date of our current agreement with Sears. We currently operate 501 leased departments at Sears locations. While we are disappointed about the end of our relationship with Sears, we feel the decision not to proceed with a renewal is in the best interest of our stockholders since we were unable to reach terms on a renewal which would be favorable for Mothers Work and our stockholders. As we have previously stated, we are focused on generating sales that also generate an adequate return on investment and help us to increase shareholder value—we are not interested in generating sales that do not help deliver shareholder value. We believe our current relationship with Sears has been a beneficial one for both parties and, most importantly, for the Sears customer. Even after our relationship with Sears ends, we remain well positioned to service the needs of that customer through our Destination Maternity® and Motherhood Maternity® stores as well as through our exclusive licensed relationship with Kohl’s® and our leased departments at Macy’s®, Babies “R” Us®, Boscov’s® and Gordmans®.

“Looking forward, we continue to focus on developing great maternity product under each of our brands and continuing our strategic transition, including continuing to expand our leased department and licensed relationships and marketing partnerships, and continuing to roll out our multi-brand stores. Although our sales have remained weaker than planned thus far in October, with a continuation of extremely unseasonably warm weather, we do not believe that the weakness in our sales performance is indicative of any impairment of our long-term prospects but rather, as previously noted, is indicative of the weak overall economic and retail environment, the more pregnancy-friendly fit of certain current non-maternity fashion trends, as well as unseasonable weather.

“We will report results for our fourth quarter and hold an investor conference call on November 20, 2007, at which time we will provide additional information related to our results for the fourth quarter and our future financial guidance.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2007, Mothers Work operates 1,576 maternity locations, including 781 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.